EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-197311 and 333-191493 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our report dated March 2, 2015 (September 11, 2015 as to the effect of the 2015 Polar and Divide Drop Down as described in Notes 1 and 15), relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”); (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Partnership’s change in presentation of its reportable segments, the retrospective adjustment for the acquisitions of Polar Midstream, LLC, Epping Transmission Company, LLC, Red Rock Gathering Company, LLC and Bison Midstream, LLC which were accounted for as a combination of entities under common control, and the acquisition of the Mountaineer Midstream gathering system on June 21, 2013), appearing in this Current Report on Form 8-K dated September 11, 2015 of Summit Midstream Partners, LP.
/s/ Deloitte & Touche LLP
Dallas, Texas
September 11, 2015

EX 23.1-1